Exhibit 5

December       , 2008

Inland Diversified Real Estate Trust, Inc.

2901 Butterfield Road

Oak Brook, Illinois  60523

Re:  Registration Statement on Form S-11

Ladies and Gentlemen:

We have acted as special Maryland counsel to Inland Diversified Real Estate Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising from the registration on Form S-11 (the “Registration Statement”) of up to Seven Hundred Fifty Million (750,000,000) shares of the Company’s common stock, par value $.001 per share (the “Shares”), under the Securities Act of 1933, as amended (the “Act”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In rendering this opinion and as the basis for it, we have examined, among other things, and assume the validity and accuracy of each of the following:

(1)           the Registration Statement and the related form of the prospectus included therein, in the forms in which they were filed with the Securities and Exchange Commission (the “Commission”) under the Act;

(2)           the Articles of Amendment and Restatement of the Company, as accepted by the Maryland State Department of Assessments and Taxation (the “SDAT”) on or about               , 2008 (the “Charter”);

(3)           the Bylaws of the Company;

(4)           resolutions of the Board of Directors of the Company adopted at a meeting held on September 3, 2008, relating to the registration, issuance, and sale of the Shares and arrangements in connection therewith (the “Resolutions”);

(5)           as has been attached to this opinion, a Certificate of Good Standing from the SDAT as to the Company; and

(6)           as has been attached to this opinion, an Officer’s Certificate signed by Brenda G. Gujral, President of the Company.

We have also examined originals or copies, certified or otherwise, identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

The opinions expressed herein address only the legal consequences of facts existing or assumed as of the date hereof, are based on an analysis of existing laws and court decisions and cover certain matters not directly addressed by such authorities.  Such opinions may be affected by actions taken or omitted, events occurring, or changes in the relevant facts, after the date hereof.  We express no opinion and assume no responsibility as to the effect of, or consequences resulting from, any fact or circumstance, including without limitation, legislative or other changes in the law, occurring subsequent to the date of this letter.

In rendering the opinions set forth below, we have assumed, and to our knowledge there are no facts inconsistent with, the following:

(a)           each of the parties thereto (other than the Company) has duly and validly executed and delivered each instrument, document and agreement executed in connection with these matters to which such a party is a signatory and such party’s obligations set forth therein are its legal, valid and binding obligations, enforceable in accordance with their respective terms;

(b)           each person executing any such instrument, document or agreement on behalf of such party (other than the Company) is duly authorized to do so;

(c)           each natural person executing any such instrument, document or agreement is legally competent to do so; and

(d)           all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine; and all public records reviewed are accurate and complete.

(e)           The Shares have not been, and will not be, issued or transferred in violation of any restrictions on transfer or ownership contained in Article VIII of the Charter.

Based upon and subject to the foregoing and further subject to the limitations and qualifications set forth below, it is our opinion that:

1.     The Company is a corporation duly incorporated and validly existing under, and by virtue of, the laws of the State of Maryland and is in good standing with the SDAT.

2.     The Shares have been duly authorized and, when the Registration Statement becomes effective under the Act and when issued, sold, and delivered against payment therefor in the manner described in the Registration Statement, the Resolutions, and any other resolutions adopted by the Board relating thereto, will be validly issued, fully paid, and nonassessable.

This opinion letter is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinions are expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof.  We assume no obligation to supplement this opinion if any applicable laws change after the date hereof, or if we become aware of facts which were not in existence on the date hereof and which might change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the prospectus portion of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

SHAPIRO SHER GUINOT & SANDLER, P.A.